Exhibit 3.1.16

ARTICLES OF ORGANIZATION

OF

WATER MOVERS CONTRACTING, LLC

Pursuant to the Arizona Limited Liability Company Act, Chapter 4 of Title 29, Arizona Revised Statutes (the “Act”), the undersigned adopts the following Articles of Organization for such limited liability company:

FIRST:	The name of the limited liability company is Water Movers Contracting, LLC.

SECOND:	The address of the registered office of the limited liability company is 30 North 56th Street, Phoenix, Arizona 85034.

THIRD:	The name and business address of the agent for service of process are Gallagher & Kennedy Service Corporation, 2575 East Camelback Road, Phoenix, Arizona 85016

FOURTH:	The term of the limited liability company shall be perpetual.

FIFTH:	The name and address of the sole member of the limited liability company at the time of its formation are:

Water Movers, Inc.,
an Arizona corporation
30 North 56th Street
Phoenix, Arizona 85034

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization of Water Movers Contracting, LLC this 28th day of December, 2009.

/s/ Kelly Mooney
Kelly C. Mooney, Organizer

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